UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2026 (January 30, 2026)

ALT5 SIGMA CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-19621	41-1454591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8548 Rozita Lee Avenue, Suite 305 Las Vegas, NV	89113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 997-5968

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (par value $0.001 per share)	ALTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2026, the Board of Directors (the “Board”) of ALT5 Sigma Corporation (the “Company”), upon the recommendation of the Company’s Nominating and Corporate Governance Committee, appointed Mr. Tim Stanley to serve as an independent director of the Company, effective immediately. The Board also appointed Mr. Stanley to the Audit Committee of the Board. Mr. Stanley accepted the appointment on January 30, 2026.

The Board has determined that Mr. Stanley is independent under the Nasdaq Listing Rules and satisfies the independence and financial literacy requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

On December 3, 2025, the Company received notice from Nasdaq that it was not in compliance with Nasdaq Listing Rule 5605(c) due to the resignation of certain directors; the appointment of Mr. Stanley as a director and member of the Audit Committee in January 2026 resulted in the Company regaining compliance with such requirement within the applicable cure period.

Mr. Stanley brings more than three decades of senior executive leadership, public-company board experience, and strategic oversight across technology, healthcare, gaming, travel, and enterprise software industries. Mr. Stanley is the Founder and Managing Partner of Tekexecs LLC, an advisory and investment firm he founded in 2009. In 2016 he founded Carepoynt, LLC, a healthcare and wellness CRM and rewards platform, where, until 2025, he served as Chairman and Chief Executive Officer. Previously, Mr. Stanley served as Senior Vice President of Enterprise Strategy, Innovation, and Industries at Salesforce, Inc. from 2010-2014, where he led enterprise strategy, innovation initiatives, and CXO advisory programs supporting large-scale global customers and materially contributing to significant enterprise revenue growth. Prior to Salesforce, he served as Senior Vice President of Innovation, Gaming, and Technology at Caesars Entertainment, Inc., where he led technology, CRM, and innovation functions and played a key role in the company’s public-company operations and subsequent $30 billion privatization transaction. Earlier in his career, Mr. Stanley was a founding executive at JetBlue Airways Corporation, served in senior roles at Intel Corporation and Kimberly-Clark Corporation, and began his career as an officer in the United States Air Force.

Mr. Stanley has extensive public-company board experience, having served on the boards of Support.com, Inc. (NASDAQ:SPRT) from 2016 to 2017 and Multimedia Games Holding Company (NASDAQ: MGAM) from 2010 to 2013, where he was a member of the audit committee and other key committees. He has also served as a director, advisor, or investor to numerous private and venture-backed companies across the technology, healthcare, and fintech sectors.

Mr. Stanley holds an MBA in International Business and Management of Technology from the Thunderbird School of Global Management at Arizona State University and a Bachelor of Science in Engineering from the University of Washington. He has completed the Board of Directors College at Stanford University Law School and the Innovation, Entrepreneurship, and Business Development Executive Program at the Stanford University Graduate School of Business and has served as Course Creator, Lecturer, and Speaker for the MBA/Executive Education/Innovation Program at the University of California, Irvine’s Merage School of Business, among other institutions.

We believe Mr. Stanley is qualified to serve as a director and as Chair of the Audit Committee due to his extensive public-company board experience, operational leadership at large-scale enterprises, familiarity with financial reporting and internal controls, and background overseeing complex technology-driven organizations.

There are no related-party transactions involving Mr. Stanley that are reportable under Item 404(a) of Regulation S-K. Other than his appointment as a director, there are no material plans, contracts, or arrangements to which Mr. Stanley is a party or in which he participates, and there have been no material amendments to any such plans, contracts, or arrangements in connection with his appointment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALT5 SIGMA CORPORATION

Date: February 5, 2026	By:	/s/ Tony Isaac
Tony Isaac
Acting Chief Executive Officer